UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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☐ Definitive Information Statement

Cardima, Inc.
 (Name of Registrant as Specified In Its Charter)

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CARDIMA, INC.
47266 Benicia Street
Freemont, CA 94538-7330

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the outstanding common stock of Cardima, Inc., a Delaware corporation (the “Company” “we”, “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

The approval of an amendment to our articles of incorporation to effect a reverse split or our common stock, at a ratio not less than five-for-one and not greater than twelve-for-one, with the exact ratio to be set within such range in the discretion of the Board of Directors, without further approval or authorization of the Company’s shareholders, provided that the Board of Directors determines to effect the reverse split and such amendment is filed with the Delaware Secretary of State no later than June 30, 2010. The action will become effective on the 20 th day after the definitive Information Statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

Pursuant to rules adopted by the Securities and Exchange Commission, you may access a copy of the information statement at www.cardima.com.

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By Order of the Board of Directors

/s/ Tony Shum
Tony Shum Chairman of the Board
February , 2010

CARDIMA, INC.
47266 Benicia Street
Fremont, CA 94538-7330

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about February   , 2010.

What action was taken by written consent?

We obtained stockholder consent for the approval of an amendment to our articles of incorporation, to effect reverse split of our common stock, at a ratio not less than five-for-one and not greater than twelve-for-one, with the exact ratio to be set within such range in the discretion of the Board of Directors, without further approval or authorization of the Company’s shareholders, provided that the Board of Directors determines to effect the reverse split and such amendment is filed with the Delaware Secretary of State no later than June 30, 2010.

How many shares of common stock and Series A Preferred Stock (on an-converted basis with the common stock) were outstanding on January 29, 2010?

On January 29, 2010, the date we received the consent of the holders of more than a majority of the outstanding shares of common stock and Series A Preferred Stock (on an-converted basis with the common stock), voting together as one class, there were 144,963,034 shares of common stock and Series A Preferred Stock (on an as-converted basis with the common stock) outstanding.

What vote was obtained to approve the amendment to the articles of incorporation described in this information statement?

We obtained the approval of the holders of approximately 91.2% of our outstanding shares of common stock and Series A Preferred Stock (on an as-converted basis with the common stock), voting together as one class.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $10,000.

AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT REVERSE STOCK SPLIT

Our board of directors and the holders of a majority of our outstanding shares of common stock and Series A Preferred Stock (on an as-converted basis with the common stock), voting together as one class, have approved an amendment to our certificate of incorporation, to effect a reverse split of the Company’ s common stock, par value $0.001 (“Common Stock”) at a ratio not less than five-for-one and not greater than twelve-for-one, with the exact ratio to be set within such range in the discretion of the Board of Directors, without further approval or authorization of the Company's shareholders, provided that the Board of Directors determines to effect the reverse split and such amendment is filed with the Delaware Secretary of State no later than June 30, 2010.

The reverse stock split is intended to increase the per share stock price. The Company’s Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “CADM”. As of January 28, 2010, the last reported closing price of the Common Stock was $1.00.  The Company has submitted an application to have its shares listed on NASDAQ and the Board of Directors has determined that it may be necessary to effect a reverse split to increase the market price of the Company’s stock in order to meet NASDAQ’s minimum bid price of $4. In addition, we believe that if we are successful in maintaining a higher stock price, the stock will generate greater interest among professional investors and institutions. If we are successful in generating interest among such entities, we anticipate that our Common Stock would have greater liquidity and a stronger investor base.

In evaluating the reverse stock split, the Company's Board of Directors also took into consideration negative factors associated with reverse stock splits. These factors include the negative perception of reverse stock spits held by many investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Shareholders should recognize that once the reverse split is effected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse split divided by a number between five and twelve). While we expect that the reverse split will result in an increase in the per share price of our Common Stock, the reverse split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding. It also may not result in a permanent increase in the per share price, which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding. The history of similar reverse splits for companies in similar circumstances is varied. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

In addition, the reverse split will likely increase the number of shareholders who own "odd lots" (stockholdings in amounts of less than 100 shares). Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Any reduction in brokerage commissions resulting from the reverse split may be offset, in whole or in part, by increased brokerage commissions required to be paid by shareholders selling odd lots created by the split.

The reverse split will be realized simultaneously and in the same ratio for all shares of the Common Stock. All holders of Common Stock will be affected uniformly by the reverse split, which will have no effect on the proportionate holdings of any of our shareholders, except for possible changes due to the treatment of fractional shares resulting from the reverse split. In lieu of issuing fractional shares, the Company will round up in the event a shareholder would be entitled to receive less than one share of Common Stock. In addition, the reverse split will not affect any holder of Common Stock's proportionate voting power (subject to the treatment of fractional shares), and all shares of Common Stock will remain fully paid and non-assessable. The reverse split is a transaction rather than the first step in a series of transactions and will not cause the Company's common stock to be held of record by less than 300 persons.

The authorized capital stock of the Company consists of 300,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). There will be no change in the number of authorized capital stock or the par value of the Common or Preferred Stock as a result of the reverse split. Our issued and outstanding securities, as of January 29, 2010, on a fully diluted basis, are as follows:

·	143,963,034 shares of our Common Stock;

·	5,000,000 shares of Series A Preferred Stock convertible into 1,000,000 shares of Common Stock;

·	4,075,159 options to purchase shares of Common Stock at a weighted average exercise price of $0.88; and

·	14,026,801 warrants to purchase shares of Common Stock at a weighted average exercise price of $0.84.

Based on the number of shares currently issued and outstanding, immediately following the reverse split the Company would have approximately 28,792,607 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 5-for-1, and 11,996,920 shares of Common Stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for the reverse split is 12-for-1. Any other ratio selected within such range would result in a number of shares of Common Stock issued and outstanding following the transaction between 11,996,920 and 28,792,607 shares. In addition, all outstanding options, warrants, notes, debentures and other securities entitling their holders to purchase shares of Common Stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the ratio of the reverse split.

By increasing the number of authorized but unissued shares of Common Stock, the reverse split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of the Company by causing such additional authorized but unissued shares to be issued to holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company or its stockholders. The reverse split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the reverse split may limit the opportunity for the Company’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.  The reverse split may have the effect of permitting the Company’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company’s business.  However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not approved the reverse split with the intent that it be utilized as a type of anti-takeover device. The Company’s certificate of incorporation and by-laws do not have any anti-takeover provisions.

The Board of Directors will determine the exact ratio of the reverse split and the actual time of filing of the Certificate of Amendment, provided that such amendment is filed no later than June 30, 2010. The reverse split will be effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

The Board reserves the right, notwithstanding shareholder approval and without further action by shareholders, to elect not to proceed with the reverse split if the Board determines that the reverse split is no longer in the best interests of the Company and its shareholders.

If the reverse split proposal is approved by the Company's stockholders, and if the Board of Directors in its discretion still believes at that time the reverse split is in the best interests of the Company and its stockholders, after the Board of Directors votes in favor of effecting the reverse split, the reverse split will be implemented by filing a Certificate of Amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware, in the form of Appendix A hereto, and the reverse split will become effective on the date of the filing (the “Effective Date”). We will obtain a new CUSIP number for the new Common Stock effective at the time of the reverse split. Stockholders who held shares of the Company's common stock as of the close of business on the Effective Date ("Record Holders") will be notified as soon as practicable after the Effective Date that the reverse split has been effected. The Company's transfer agent will act as its exchange agent (the "Exchange Agent") to act for the Record Holders in implementing the exchange of their certificates. As soon as practicable after the Effective Date, Record Holders will be notified and requested to surrender their certificates representing shares of pre-split common stock ("Old Common Stock") to the Exchange Agent in exchange for certificates representing post-split common stock ("New Common Stock"). Any fractional shares resulting from the reverse split will be rounded up to nearest whole number. At the Effective Date, each lot of between 5 and 12 shares of Old Common Stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of our shareholders, be combined into and become one share of New Common Stock, subject to the treatment for fractional shares described above, and each certificate which, immediately prior to the effective time represented Old Common Stock, will be deemed cancelled and, for all corporate purposes, will be deemed to evidence ownership of New Common Stock.

As soon as practicable after the Effective Date, a letter of transmittal will be sent to shareholders of record as of the Effective Date for purposes of surrendering to the transfer agent certificates representing Old Common Stock in exchange for certificates representing New Common Stock shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the Exchange Agent. From and after the Effective Date, any certificates representing Old Common Stock which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing New Common Stock. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

The number of shares which will result in fractional interests cannot be precisely predicted as the Company cannot determine in advance the number of stockholders whose total holdings are not evenly divisible by the exchange ratio. It is not anticipated that a substantial number of shares will be required to be issued.

Principal Effects of the reverse split

General

The reverse split will affect all holders of our Common Stock uniformly and will not change the proportionate equity interests of such shareholders, nor will the respective voting rights and other rights of holders of our Common Stock be altered, except for possible changes due to the treatment of fractional shares resulting from the reverse split.

Accounting Matters

The reverse split will not affect total shareholders' equity on our balance sheet. As a result of the reverse split, the stated capital component attributable to our Common Stock will be reduced to an amount equal to between one-fifth and one-twelfth of its present amount, and the additional paid-in capital component will be increased by the amount by which the shareholder's equity is reduced. The per share net loss and net book value per share of our Common Stock will be increased as a result of the reverse split because there will be fewer shares of our Common Stock outstanding.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, shareholders will not be entitled to exercise appraisal rights in connection with the reverse split, and the Company will not independently provide shareholders with any such right.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the reverse split generally applicable to beneficial holders of shares of our Common Stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those shareholders who hold their Old Common Stock shares as "capital assets" as defined in the Internal Revenue Code of 1986, as amended (the "Code"), and will hold the New Common Stock shares as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign shareholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each shareholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such shareholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse split.

·	The reverse split will qualify as a recapitalization for U.S. federal income tax purposes. As a result:

·	Shareholders should not recognize any gain or loss as a result of the reverse split.

·	The aggregate basis of a shareholder's pre-reverse split shares will become the aggregate basis of the shares held by such shareholder immediately after the reverse split.

·	The holding period of the shares owned immediately after the reverse split will include the shareholder's holding period before the reverse split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. Federal tax penalties. It was written solely in connection with the proposed reverse split of our Common Stock.

The proposed amendment to the Certificate of Incorporation is set forth in Exhibit A.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information about shares of common stock beneficially owned as of January 31, 2010 by:

•	each of our directors, executive officers and our executive officers and directors as a group; and
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock;

Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

	Shares beneficially owned
	Number of shares	Percentage of class (1)
Stockholders
Peter Yuan (2)	72,857,938	47.9%
NN 65 Tomson Villa
No. 1, Long Dong Ave.
Pudong, Shanghai, China

Victor Shui Kwai Lee & Agnes (3)	50,178,409	34.7%
54 LaSalle Road, 2nd Floor
Kowloon Tong
Kowloon, Hong Kong

Directors and Officers:
Robert Cheney (4)	23,140,034	15.4%
Nelson Capital Corporation
24F Block 48
Baguio Villa
550 Victoria Road
Pokfulam, Hong Kong, China

Tony Shum	840,034	*	%

Eric Chan	388,289	*	%

Philip Radlick	82,867	*	%

Richard Gaston	266,667	*	%

Sung Chun	200,000	*	%

All executive officers and directors as a group (6 persons)	24,917,891	16.4%

(*) Less than one percent.

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of January 31, 2010 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2) Includes ownership contained on Form 4 filed with the SEC on July 20, 2009.  The number of shares also includes warrants to purchase 8,055,554 common shares exercisable within 60 days of January 31, 2010.

(3) Includes ownership contained on Form 4 filed with the SEC on January 26, 2010.  The number of shares also includes a warrant to purchase 602,499 common shares exercisable within 60 days of January 31, 2010.

(4) Includes 16,800,000 shares held by Nelson Capital Corporation of which Mr. Cheney is a director.  Also includes 1,000,000 shares issuable upon conversion of 5,000,000 shares of Series A Preferred Stock (the "Series A") held by Apix International Limited of which Mr. Cheney is a director and principal shareholder.  Also includes 4,500,000 warrants and 840,034 options exercisable within 60 days of January 31, 2010.

ADDITIONAL AVAILABLE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549. or may be accessed at www.sec.gov.

By Order of the Board of Directors

/s/ Tony Shum
Tony Shum Chairman of the Board
February , 2010

Appendix A

Certificate of Amendment
of
Certificate of Incorporation
of
Cardima, Inc.

Under Section 242 of the Delaware General Corporation Law

Cardima, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by adding at the end of Article IV, the following:

Each __ (__) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding as of 5:00 p.m. eastern time on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware shall be converted and reclassified into one (1) share of the Corporation’s Common Stock, par value $0.001 per share.

Any fractional shares resulting from such conversion will be rounded up to the nearest whole number.

      2. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this __th day of ______, 2010.

Robert Cheney
Chief Executive Officer